Exhibit 21.1

Subsidiaries of the Registrant

•	Actions Semiconductor Co., Ltd., incorporated in the Republic of Mauritius

•	Actions Semiconductor Co., Ltd., incorporated in the People’s Republic of China

•	Actions Technology (HK) Company Limited, incorporated in Hong Kong Special Administrative Region